Exhibit 99.1

Belden & Blake Corporation
NEWS RELEASE

5200 Stoneham Road • North Canton, Ohio 44720 • (330) 499-1660 • FAX (330) 497-5463

CONTACT:	Frederick J. Stair Vice President and Corporate Controller E-mail: fstair@beldenblake.com	FOR IMMEDIATE RELEASE December 20, 2005

Belden & Blake to Amend Form 10-K and 10-Q

NORTH CANTON, OH — Belden & Blake Corporation’s Board of Directors has concluded that the financial statements included in the Annual Report on Form 10-K for 2004 and the three Form 10-Q quarterly reports in 2005 should be restated to correct errors in the Company’s accounting for derivatives. Accordingly, these financial statements should no longer be relied upon. The Company intends to amend its Annual Report on Form 10-K for the year ended December 31, 2004 and its Quarterly Reports on Form 10-Q for the periods ended March 31, 2005, June 30, 2005 and September 30, 2005 to present restated financial statements in these reports.

The restatement of its financial statements will correct certain errors related to the accounting for derivatives. The Company has identified certain apparent errors in its accounting for derivatives which will result in non-cash adjustments in the periods indicated above. In addition, the Company is considering its review of the accounting for its derivatives, and may determine that certain other adjustments are necessary. The total amounts of the adjustments are not known at this time.

Investors are cautioned that the review of the Company’s accounting is ongoing. Upon completion of the review, the Company may conclude that additional adjustments to its financial statements for the periods disclosed above are necessary, that the proper adjustments are different in type from those summarized above, or that changes to its financial statements for other periods may be necessary.

The expected restatements may constitute events of default under the First Amended and Restated Credit and Guarantee Agreement, dated as of August 16, 2005, among the Company, BNP Paribas, as Administrative Agent, and certain lenders and the ISDA Master Agreement, dated as of June 30, 2004, by and between the Company and J. Aron & Company. The Company has communicated with the lenders and J. Aron & Company to seek, if necessary, a waiver of any potential default. There can be no assurance that the lenders or J. Aron & Company will grant such a waiver.

Belden & Blake Corporation engages in the exploitation, development, production, operation and acquisition of oil and natural gas properties in the Appalachian and Michigan Basins (a region which includes Ohio, Pennsylvania, New York and Michigan). The Company is a subsidiary of Capital C, an affiliate of EnerVest Management Partners, Ltd.

The information in this release includes forward-looking statements that are made pursuant to Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Belden & Blake are subject to a number of risks and uncertainties which may cause its actual results in future periods to differ materially from the forward-looking statements contained herein. These risks and uncertainties include, but are not limited to, its access to capital, the market demand for and prices of oil and natural gas, its oil and gas production and costs of operation, results of its future drilling activities, the uncertainties of reserve estimates and environmental risks. These and other risks are described in the Company’s Form 10-K and 10-Q reports and other filings with the Securities and Exchange Commission.

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